                            STOCK PURCHASE AGREEMENT

                                      among

                                 TEAMSTAFF, INC.

                                       and

                 THE SHAREHOLDERS OF RS STAFFING SERVICES, INC.

                                       and

                           RS STAFFING SERVICES, INC.

                            Dated as of May 26, 2005

                                TABLE OF CONTENTS
                                                                         Page(s)
                                                                         -------

Exhibits
--------

Exhibit A         -Audited Financial Statements of RS for the fiscal years ended
                  December 31, 2004 and 2003

Exhibit B         -Unaudited Balance Sheet and Statement of Income of RS for the
                  four months ended April 30, 2005

Exhibit C         -Form of Seller's Release

Exhibit D         -Sellers Ownership Schedule

Exhibit E         -Form of TeamStaff Note

Exhibit F         -Form of Security Agreement

Exhibit G         -Form of Sellers Counsel Legal Opinion

Exhibit H         -Form of TeamStaff Counsel Legal Opinion

Exhibit I         -Form of Roger Staggs Employment Agreement

Exhibit J         -Form of E. Barry Durham Employment Agreement

Annexes
-------
Annex I: Sellers Disclosure Schedule        Exceptions to the Sellers'
                                            Representations and Warranties

Annex II: TeamStaff Disclosure Schedule     Exceptions to Team Staff's
                                            Representations and Warranties

Annex III: RS Disclosure Schedule           Exceptions to RS' Representations
                                            and Warranties

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is entered into as of
May 26, 2005, by and among TeamStaff, Inc., a New Jersey corporation with its address at 300 Atrium Drive, Somerset, New Jersey 08873 ("TeamStaff"), each of the Sellers (as defined herein), and RS Staffing Services, Inc., a Georgia corporation with its address at 533 Plaza Drive Road, Monroe, GA 30655 ("RS").
TeamStaff, RS and the Sellers are sometimes referred to herein individually as a
"Party" and collectively as the "Parties."

                                   WITNESSETH

         WHEREAS, the Sellers in the aggregate own all of the outstanding capital stock of RS.

         WHEREAS, this Agreement contemplates a transaction in which TeamStaff will purchase from the Sellers, and the Sellers will sell to TeamStaff, all of the outstanding capital stock of RS in return for the Purchase Price (as such term is defined herein).

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.  Definitions As used herein, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of
Code ss.1504(a).

         "Association" has the meaning set forth in Section 11(b) below.

         "Breaching Party" has the meaning in Section 10(b) below.

         "Business" means the existing and prospective contract staffing business of RS and shall include RS' operations, facilities, assets, contractual rights (including, but not limited to the Government Staffing Contracts), financial condition, results of operations, finances, products, services, competitive position, customers, personnel and good will.

         "Closing" has the meaning set forth in Section 2(c) below.

         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Closing Date Financial Statements" has the meaning set forth in
Section 9(f) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of
ERISA and Code ss.4980B.

         "Commission" shall mean the United States Securities and Exchange
Commission.

         "Control Group" has the meaning set forth in Code ss.1563.

         "Current Accounts" means each client of RS who is receiving temporary staffing services from RS as of the Closing Date.

         "Damages" means any loss, Liability, claim, damage and expense
(including, but not limited to, costs of investigation and defense and reasonable attorneys', accountants', consultants' and

experts' fees and expenses that would not have been expended but for the claimed breach) whether or not involving a third party claim; provided, however, that
Damages shall be determined net of the sum of any amounts received under insurance policies and any Tax benefits actually received (or reasonably expected to be received) with respect to such Damages and, provided, further, that Damages will not include any incidental or consequential Damages of any kind.

         "Determining Auditor" means an accounting firm of national stature, jointly selected by TeamStaff and the Sellers, that is not then employed by
TeamStaff (or any of its Affiliates) and that was not employed by TeamStaff or
RS (or any of their respective Affiliates) during the two-year period immediately preceding the Closing; provided, however, that if the parties cannot jointly agree upon the Determining Auditor, the Sellers and TeamStaff shall each designate one accounting firm (which shall be of national stature but which may be employed or have been employed by such Party or its Affiliates), and the two accounting firms so designated shall jointly select a third accounting firm, meeting the criteria set forth in the first four lines of this sentence, to serve as the Determining Auditor.

         "Durham Employment Agreement" has the meaning set forth in Section
7(a)(vii) below.

         "Earnout Payment" shall have the meaning set forth in Section 2(e)
below.

         "Earnout Period" shall have the meaning set forth in Section 2(e)(ii)
below.

         "EBITDA" shall have the meaning set forth in Section 2(e)(ii) below.

         "Effective Date" shall have the meaning set forth in Section 2(c)
below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit
Plan, (c) qualified defined benefit retirement plan or arrangement which is an
Employee Pension Benefit Plan (including any Multiemployer Plan), or (d)
Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
ss.3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
ss.3(1).

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

         "Final Payment Date" means the date on which the TeamStaff Note shall have been paid in full by TeamStaff and any Earnout Payment shall have been finally determined and paid in full by TeamStaff.

         "Financial Statement" has the meaning set forth in Section 4(g) below.

         "Financing" has the meaning set forth in Section 5(h) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Government Staffing Contracts" means contracts whereunder RS provides staffing services to certain governmental entities.

         "Indemnified Party" has the meaning set forth in Section 8(e) below.

         "Indemnifying Party" has the meaning set forth in Section 8(e) below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means (i) with respect to RS or the Sellers, the actual knowledge of Roger Staggs and E. Barry Durham, in each case after making a reasonable inquiry as to the matters that are the subject of the statement, and
(ii) with respect to TeamStaff, the actual knowledge of its principal officers and directors, in each case after making a reasonable inquiry as to the matters that are the subject of the statement..

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Material Adverse Effect" means: (x) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of a Party and its Subsidiaries (as applicable), taken as a whole, excluding any such effect resulting from or arising in connection with (A)
changes or conditions generally affecting the contract staffing industry or (B)
changes or conditions generally affecting the U.S. economy or financial markets;
or (y) an effect that would prevent, materially delay or materially impair the ability of the Party to consummate the transactions contemplated by this
Agreement.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in Section
4(g) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section
4(g) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4(g)
below.

         "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" and "Parties" have the meanings set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person"" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA ss.406 and
Code ss.4975.

         "Purchaser" has the meaning set forth in Section 9(g) below.

         "Purchase Price" has the meaning set forth in Section 2(b) below.

         "Qualifying Event" has the meaning set forth in Section 9(g) below..

         "RS EBITDA Statement" has the meaning set forth in Section 2(e)(iv)(A)
below.

         "RS Common Stock" means the Common Stock of RS, par value $.01 per share.

         "RS Disclosure Schedule" has the meaning set forth in Section 4 below.

         "RS Lease Amendments" has the meaning in Section 5 (i) below.

         "RS Objection" has the meaning set forth in Section 2(e)(iv)(A) below.

         "RS Preferred Stock" means the Preferred Stock of RS, par value $.01 per share.

         "RS Share" means any share of RS Common Stock or RS Preferred Stock.

         "SEC Documents" has the meaning set forth in Section 3(b)(v) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller Release" has the meaning set forth in Section 3(a)(vii) below.

         "Sellers" means the legal and beneficial owners of all of the issued and outstanding RS Shares as set forth on the Sellers Ownership Schedule.

         "Sellers' Auditor" has the meaning set forth in Section 2(e)(iv)(B)
below.

         "Sellers Disclosure Schedule" has the meaning set forth in Section 3(a)
below.

         "Sellers Ownership Schedule" means the Sellers Ownership and Allocation
Schedule which is attached hereto as Exhibit D.

         "Staggs Employment Agreement" has the meaning set forth in Section
7(a)(vi) below.

         "Subsidiary" means any corporation with respect to which a specified
Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tag Along"

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security
(or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TeamStaff" has the meaning set forth in the preamble hereof.

         "TeamStaff Auditor" has the meaning set forth in Section 2(e)(iv)(A)
below.

         "TeamStaff Common Stock" mean the Common Stock of TeamStaff, par value
$.001 per share.

         "TeamStaff Disclosure Schedule" has the meaning set forth in Section
3(b) below.

         "TeamStaff Note" means the promissory note of TeamStaff payable to the
Sellers in the aggregate principal amount of $3,000,000, in the form attached hereto as Exhibit E. Such TeamStaff Note shall be subordinated to senior debt in favor of PNC Bank, National Association, obtained by TeamStaff on terms and conditions reasonably acceptable to the Sellers.

         "TeamStaff Security Agreement" means the security agreement in the form attached hereto as Exhibit F executed by TeamStaff (A)securing the payment of the TeamStaff Note to Sellers with (i) a second-priority security interest in
RS's accounts receivables and (ii) providing for an assignment by TeamStaff of client agreements of the RS Business in an amount proportional, based upon revenue and/or income generated by the client agreement to the amount of the
TeamStaff Note which remains unpaid and (B) providing for a royalty free use of the Business Web based system.

         "Third Party Claim" has the meaning set forth in Section 8(e) below.

     2.  Purchase and Sale of RS Shares

            (a) Basic Transaction On and subject to the terms and conditions of this Agreement, TeamStaff agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to TeamStaff, all of his or its RS Shares in exchange for the Purchase Price (as described below). Upon completion of the transaction provided for herein, TeamStaff shall be the owner of all of the capital stock of RS in every form, including any convertible securities.

            (b) Purchase Price. In exchange for Seller's RS Shares TeamStaff agrees to pay to and/or deliver to the Sellers at the Closing the following consideration (collectively the "Purchase Price"): (i) a wire transfer of immediately available federal funds in the amount of $3,250,000; (ii) the
TeamStaff Note; and (iii) such number of shares of TeamStaff Common Stock as shall equal the sum of $1,750,000 divided by the per share price of $1.45 for an aggregate of 1,206,896 shares of TeamStaff Common Stock. The Purchase Price will also be deemed to include the Earnout as set forth in Section 2(e). The Purchase
Price shall be allocated among the Sellers as set forth on the Sellers Ownership
Schedule. For purposes of this Agreement, the Purchase Price shall mean the total aggregate sum of $8,000,000, subject to increase by any Earnout Payment.
Effective as of the Closing, TeamStaff shall own all of the outstanding capital stock of RS.

            (c) The Closing;Effective Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place by in hand delivery of documents and/or facsimile or other means of electronic transmission or at the offices of Goldstein & DiGioia LLP, 45 Broadway - 11th Floor, New
York, New York 10006, or such other location as the Parties may mutually determine, commencing at 10:00 a.m. local time on June 8, 2005, subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"). The transactions contemplated hereunder shall be deemed effective for accounting purposes at 12:00 midnight on June 4, 2005 ("Effective Date").

            (d) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to TeamStaff the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) TeamStaff will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b)
below, (iii) each of the Sellers will deliver to TeamStaff stock certificates representing all of his RS Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) TeamStaff will deliver to each of the
Sellers the Purchase Price in accordance with Section 2(b) above.

            (e) Earnout Payment. The Sellers shall be entitled to additional consideration, payable by TeamStaff in cash to the Sellers in accordance with the Sellers Ownership Schedule, as follows, which cash payment shall not exceed the aggregate sum of $2,000,000 (the "Earnout Payment"):

                 (i) From and after the Closing Date and until the Final Payment
Date, TeamStaff shall maintain a separate income statement for the Business and operate the Business as a wholly-owned subsidiary of TeamStaff and shall not sell its assets or capital stock, merge it with, consolidate its assets with or otherwise combine it in any way with TeamStaff or any other business, subsidiary or affiliate of TeamStaff or otherwise;

                 (ii) From the Closing Date until the date that is 12 months following the Closing Date (the "Earnout Period"), TeamStaff agrees: (A) to operate the Business in good faith; and (B) that, except upon prior consultation
(but nothing contained herein shall require prior approval) with the Sellers regarding the proposed action, it shall not take any action or adopt any policy that the President of RS has reasonably asserted (in advance of or promptly following such action or adoption), in good faith and in writing, can reasonably be expected to result (directly or indirectly) in a reduction of the earnings before interest, taxes and depreciation ("EBITDA") of the Business for any financial period during the Earnout Period.

                 (iii) Within 45 days after the end of the Earnout Period,
TeamStaff shall calculate the EBITDA of the Business as follows:

                    (A) EBITDA will be calculated in accordance with GAAP and
         otherwise in accordance with TeamStaff's accounting policies consistently applied;

                    (B) During the Earnout Period, any proposed arrangement
         whereby services will be provided by the Business to TeamStaff or its direct or indirect subsidiaries must be made on terms and conditions approved by at least one of the Sellers;

                    (C) EBITDA for the Earnout Period will be adjusted as
         follows (with deductions taken or additions made (as the case may be)
         only to the extent not previously taken or made in calculating EBITDA):

                    i. All reasonable charges by TeamStaff for services actually and directly provided or expenses actually incurred directly on behalf of the Business, including, without limitation, cash management, insurance, legal and accounting services, employee benefit administration, information technology resources and advertising, shall be deducted from EBITDA; provided, however, that such deductions will not exceed the amounts RS would have paid for such services if such services were obtained directly by RS;

                    ii. Six percent (6%) of any revenue derived by TeamStaff as a result of services provided to any third party where the establishment of TeamStaff's relationship with such third party was a direct or indirect result of

             an existing relationship between such third party and RS or the
             Sellers will be added to EBITDA;

                    iii. Appropriate adjustments will be made to insure that
             there is no material or substantial upward or downward adjustment of income during any period due to the acceleration or deferral of income into a period other than that in which same should normally accrue or occur, or due to the acceleration of deferral of any losses, costs or expenses into any period other than that in which same would normally accrue or occur;

                    iv. the amount of any salary under the Durham Employment
             Agreements will be added to EBITDA, provided Durham does not accept or pays back to RS any such amounts paid or to have been paid to
             Durham under his Employment Agreement;

                    v. Any costs or expenses incurred by RS and related to any action taken to integrate the operational aspects of the Business, including, without limitation, cash management, insurance, legal and accounting services, employee benefit administration,
             information technology resources and advertising, with the business of Teamstaff will be added to EBITDA.

                    (D) the calculation of EDITDA shall not include any workers compensation insurance program refunds which may be obtained pursuant to Section 9(e) below.

                 (iv) the EBITDA of the Business shall be finally determined as follows:

                    (A) The independent auditors of TeamStaff (the "TeamStaff
         Auditor"), at TeamStaff's expense, shall review the calculations of RS'
         EBITDA as provided in clause (iii) above, and shall deliver a written letter stating that they have reviewed such calculations and are in agreement with such EBITDA calculations (the "RS EBITDA Statement").
         TeamStaff shall provide the RS EBITDA Statement to Sellers as promptly as practicable. The Sellers shall have the right to contest the accuracy of the RS EBITDA Statement by joint written notice, which shall state, in reasonable detail, the Seller's objections and the basis or bases therefor (the "RS Objection"). Any such RS Objection must be received by TeamStaff no later than thirty (30) days after the date that the RS EBITDA Statement was delivered to Sellers.

                    (B) If the Sellers contest the accuracy of the RS EBITDA
         Statement, in accordance with the foregoing, the Sellers shall engage, within thirty (30) days after delivery of the RS Objection to
         TeamStaff, a firm of independent certified public accountants (the
         "Sellers' Auditor") to review those items being contested. In such review, the Sellers' Auditor shall be entitled to reasonable access to the TeamStaff Auditor's work papers, and to meet with the TeamStaff
         Auditor to discuss those items in dispute. In addition, TeamStaff will cooperate fully in all reasonable requests made by the Sellers' Auditor for information or access relating to the determination of EBITDA. The
         Sellers' Auditor shall expeditiously complete its review and provide the Sellers and TeamStaff with a written statement of its conclusions and the basis or bases therefor in reasonable detail.

                    (C) No later than seventy-five (75) days following delivery of the RS Objection to TeamStaff, the Sellers shall advise TeamStaff in writing (containing reasonable detail) of their continuing objections to the RS EBITDA Statement, if any, and the basis or bases therefor.
         Any items remaining in dispute will be referred to the Determining
         Auditor for a determination, and the determination of the Determining
         Auditor shall be final, binding and conclusive and not subject to challenge by the Parties. The fees and expenses of the Determining
         Auditor shall be borne by the Party whose position is farthest, in gross dollars, from the amounts finally determined by the Determining
         Auditor with respect to the disputed items.

                 (v) The Earnout Payment shall be calculated as follows: for every $1.00 of EBITDA of the Business for the Earnout Period over $1,800,000, the Sellers shall be entitled to $4.00 up to a maximum of $2,000,000. For example, if EBITDA of the Business is determined to be $2,300,000, the Earnout
Payment would be $2,000,000. The Earnout Payment, if any, shall be made by
TeamStaff by wire transfer of immediately available federal funds on or before the thirtieth (30th) day following the final determination of EBITDA as provided above.

     3.  Representations and Warranties Concerning the Transaction.

             (a) Representations and Warranties of the Sellers. Each of the
Sellers represents and warrants to TeamStaff that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself, except as set forth on
Annex I hereto (the "Sellers Disclosure Schedule").

                 (i) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is at equity or at law).
The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                 (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate or conflict with any applicable law, regulation or order of the
United States or any state or any agency or political subdivision thereof, or any decree or order of any court or other governmental entity, or (B) result in a violation or breach of, or constitute a default under, or permit acceleration of, or give any other party the right to terminate, any material permit or agreement to which Seller is a party or by which he is bound.

                 (iii) Brokers' Fees. Except as set forth in Section 3(a)(iii)
of the Sellers Disclosure Schedule, the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which TeamStaff could become liable or obligated. All fees and commissions which may be payable to Tucker
Midis & Associates shall be borne by the Sellers and not by RS.

                 (iv) Investment. The Seller (A) understands that the shares of
TeamStaff Common Stock being issued hereunder have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the shares of
TeamStaff Common Stock being issued hereunder solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning TeamStaff, including without limitation, the SEC Documents, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding shares of TeamStaff Common Stock, (E) is able to bear the economic risk and lack of liquidity inherent in holding Shares of TeamStaff
Common Stock and (F) understands that the shares of TeamStaff Common Stock issued hereunder may be sold only in accordance with Rule 144 as promulgated by the Commission or other exemptions from registration under the Securities Act.

                 (v) RS Shares. The Seller holds of record and owns beneficially the number of RS Shares set forth next to his name in Section 4(b) of the RS
Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes or
Security Interests. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of RS (other than this
Agreement or any agreements or documents executed and/or delivered herewith).
The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of RS.

                 (vi) Release of Sellers Claims against RS. At Closing, Seller will provide a full release of RS from any and all claims that it may have, known or unknown, related to the business of RS and his respective ownership of
RS Shares (other than any claims that may arise under this Agreement) by delivery to TeamStaff of a release in the form attached hereto as Exhibit C (the
"Seller Release").

                                       10

             (b) Representations and Warranties of TeamStaff. TeamStaff
represents and warrants to the Sellers that the statements contained in this
Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth on Annex II attached hereto
(the "TeamStaff Disclosure Schedule").

                 (i) Organization of TeamStaff. TeamStaff is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                 (ii) Authorization of Transaction. TeamStaff has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of TeamStaff, enforceable in accordance with its terms and conditions. TeamStaff need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                 (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which TeamStaff is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent of a third party under any agreement, contract, lease, license, instrument, or other arrangement to which TeamStaff is a party or by which it is bound or to which any of its assets are subject.

                 (iv) Capitalization; Shares Issued. The authorized capital stock of TeamStaff consists solely of 40,000,000 shares of TeamStaff Common
Stock, of which, as of the date hereof, 18,106,229 shares are issued and outstanding, and 5,000,000 Shares of preferred stock, none of which are issued or outstanding. All the issued and outstanding shares of TeamStaff Common Stock are validly issued, fully paid and nonassesable and have been issued and sold in full compliance with all applicable federal and state securities laws. The shares of TeamStaff Common Stock to be issued to Seller pursuant to Section
2(b), when delivered in accordance with this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable. The issuance of such shares of TeamStaff Common Stock in connection with this Agreement will be exempt from registration under the Securities Act of 1933 and applicable state securities laws and will be otherwise in full compliance with such federal and state securities laws. The shares of TeamStaff Common Stock to be issued to the
Sellers pursuant to Section 2(b) are restricted securities under Rule 144 of the
Securities Act of 1933 and shall bear an appropriate legend as such. Upon termination of the two year restricted period under Rule 144 of the Securities
Act of 1933, the holder thereof shall

                                       11

be entitled to receive from Team Staff, at TeamStaff's expense, new certificates representing such shares, without restrictive legend.

                 (v) SEC Filings and Financial Statements. TeamStaff has filed or will file with the Commission all required reports, schedules, forms, proxy, registration and other statements and other documents since October 1, 2000,
(collectively, the "SEC Documents"). The SEC Documents comply, and, as of their respective filing dates, complied with the requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to the SEC
Documents. None of the SEC Documents contain or contained any untrue statement of a material fact or omitted to state a material fact required to be stated
therein, in light of the circumstances under which they were made, required to make such Sec Documents not misleading, except to the extent such statements have been modified or superseded by a later SEC Document filed and publicly available prior to the Closing Date, the circumstances or bases for which modifications or supersessions have not and will not, individually or in the aggregate, result in any liability or obligation of TeamStaff under the
Securities Act, the Securities Exchange Act or the rules promulgated under the
Securities Act or the Securities Exchange Act. The consolidated financial statements of TeamStaff and its subsidiaries included in the SEC Documents (as amended or supplemented by any later filed SEC Document) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules of the Commission) applied on a consistent basis during the periods involved (except as may be indicated in notes thereto) and fairly present the financial position, assets and liabilities of TeamStaff and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                 (vi) Trading on Nasdaq. TeamStaff Common Stock is authorized for quotation on the Nasdaq National Market and the trading in TeamStaff Common
Stock on Nasdaq has not been suspended. TeamStaff has received no notice of de-listing of the TeamStaff Common Stock from the Nasdaq National Market and is not aware of any facts or circumstances, that could, currently or with the passage of time, lead to de-listing of TeamStaff Common Stock from the Nasdaq
National Market. TeamStaff is in full compliance with all rules and regulations governing it by virtue of the quotation of its Common Stock on the Nasdaq
National Market.

                 (vii) Brokers' Fees. TeamStaff has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

                 (viii) Investment. TeamStaff is not acquiring RS Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                 (ix) No Code ss.338 Election. Neither TeamStaff nor any of its
Affiliates will make any election under Code ss.338 with respect to the transactions contemplated by this Agreement.

                                       12

                 (x) Disclosure. The representations and warranties contained in this Section 3(b) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3(b) not misleading.

     4.  Representations and Warranties Concerning RS . RS and the Sellers
jointly and severally represent and warrant to TeamStaff that the statements contained in this Section 4 are correct and complete as of the date of this
Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this
Agreement throughout this Section 4), except as set forth on Annex III hereto
(the "RS Disclosure Schedule").

             (a) Organization, Qualification, and Corporate Power. RS is a
corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. RS is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect upon RS. RS has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its Business, except where the failure to maintain or obtain such license, permit or authorization will not have a Material Adverse Effect upon RS, and to use the properties used by it. Section 4(a) of the RS Disclosure Schedule lists the directors and officers of RS. RS has delivered to TeamStaff correct and complete copies of the charter and bylaws of RS (as amended to date). The minute books
(containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of RS are correct and complete in all material respects.
RS is not in default under or in violation of any provision of its charter or bylaws.

             (b) Capitalization. The entire authorized capital stock of RS consists of 500 shares of Common Stock, of which 500 shares of Common Stock and no shares of Preferred Stock are issued and outstanding (collectively referred to as the "RS Shares") All of the issued and outstanding RS Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in ss.4(b) of the Disclosure
Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require RS to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to RS. Except as set forth in Section 4(b) of the RS
Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of RS Shares.

             (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate or conflict with (i) any law, regulation or order of the United
States or any state or any agency or political subdivision thereof; (ii) any term or provision of RS's charter or bylaws; or (iii) any decree or order of any court or other governmental entity, or (B) result in a violation or breach of,
or

                                       13

constitute a default under, or permit acceleration of, or give any other party the right to terminate any material permit or cancel an agreement to which RS is a party or by which it is bound.

             (d) Brokers' Fees. Except as set forth in Section 4(d) of the RS
Disclosure Schedule, RS does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

             (e) Title to Assets. RS has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it in the conduct of its Business, including the properties and assets shown on the Most Recent
Balance Sheet or acquired after the date thereof, free and clear of all Security
Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and except for such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair the Business.

             (f) Subsidiaries. RS has no Subsidiaries, is not part of a Control
Group and has not been part of a Control Group at any time since the date of its formation.

             (g) Financial Statements. Attached hereto as Exhibits A and B are the following financial statements (collectively the "Financial Statements"):
(i) the audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended
December 30, 2004 (the "Most Recent Fiscal Year End") and December 31, 2003 for
RS; and (ii) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the four (4) months ended April 30, 2005 (the "Most Recent Fiscal
Month End") for RS. The Financial Statements are accurate and complete in all material respects and prepared by Sellers in accordance with GAAP consistently applied from year to year; provided, however, that the Most Recent Financial
Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

             (h) Events Subsequent to Most Recent Fiscal Year End. Since the
Most Recent Fiscal Year End, there has been no change in the Business that would, singly or in the aggregate, constitute or have a Material Adverse Effect on the Business. Without limiting the generality of the foregoing, since that date:

                 (i) Other than for the provision of services, RS has not
entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000.

                 (ii) no party (including RS) has accelerated, terminated,
modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which RS is a party or by which it is bound, other than for services;

                                       14

                 (iii) RS has not imposed any Security Interest upon any of its assets, tangible or intangible;

                 (iv) RS has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000;

                 (v) RS has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than
$50,000;

                 (vi) RS has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $50,000 singly or $100,000 in the aggregate;

                 (vii) RS has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                 (viii) RS has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than
$25,000;

                 (ix) RS has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                 (x) Other than as set forth in Section 4(h) on the RS
Disclosure Statement, RS has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or acquired any of its capital stock;

                 (xi) RS has not made any loan or advance to, or entered into any other similar transaction with, any of its directors, officers, and employees and has not waived collection of or forgiven any loan or advance;

                 (xii) RS has not entered into any employment contract or
collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                 (xiii) RS has not granted any increase in the base compensation of any of its directors, officers, and employees;

                 (xiv) RS has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan); and

                                       15

                 (xv) RS has not committed to any of the foregoing.

             (i) Undisclosed Liabilities. RS has no Liability and has no
Knowledge of any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any
Liability which may exceed $50,000 individually or $100,000 in the aggregate, except for (i) Liabilities set forth in the Most Recent Balance Sheet and (ii)
Liabilities which have arisen after the Most Recent Fiscal Month End in the
Ordinary Course of Business which do not exceed, or are not expected to exceed,
$50,000 individually or $100,000 in the aggregate.

             (j) Legal Compliance.

                 (i) RS has maintained all permits in connection with the
operation of its Business in such jurisdictions where such permits may be required, except where the failure to maintain would not have a Material Adverse
Effect on RS. RS has a permit or license in the states set forth in Schedule
4(j) of the RS Disclosure Schedule. RS is in compliance in all material respects with all federal, state, local and foreign laws, ordinances codes, regulations, orders, requirements, standards and procedures which are applicable to its
Business including all minimum wage, fair employment, disability benefit, health and all other employee related laws.

                 (ii) RS has not, since its incorporation, entered into a
Memorandum of Understanding, Consent Decree or similar instrument with any governmental agency or has been the subject of any investigation or legal proceeding, which could have a Material Adverse Effect on its Business.

                 (iii) Neither RS nor to RS's Knowledge, any of its respective officers, directors, employees or agents, has directly or indirectly: (a)
offered or paid any amount to, or made any financial arrangement with, any of the Current Accounts in order to promote business from such Current Accounts, other than standard pricing or discount arrangements consistent with proper business practices; (b) given, or agreed to give, or is aware that there has been made, or that there is an agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any Current Account or supplier, source of financing, landlord, sub-tenant, licensee or anyone else where the giving of such gift or making of such gratuitous payment would be illegal under the laws of the United States, any state thereof or any other jurisdiction (foreign or domestic); or (c) made, or has agreed to make, any payments to any person with the intention or understanding that any part of such payment was to be used directly or indirectly for any purpose other than that reflected in the documents supporting the payments.

             (k) Tax Matters

                 (i) RS has filed all Tax Returns that it was required to file except in the jurisdictions set forth in Schedule 4(k) where RS has timely filed an extension of time. All such Tax Returns were correct and complete in all respects when filed. All Taxes owed by RS (whether or not shown on any Tax
Return) have been paid. No written claim has ever been made by an authority in a jurisdiction where any of RS does not file Tax Returns that it is or may be subject to taxation by

                                       16

that jurisdiction. There are no Security Interests on any of the assets of any of RS that arose in connection with any failure (or alleged failure) to pay any
Tax.

                 (ii) RS has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, subject to the withholding instructions of such employee, independent contractor, creditor, stockholder or other third party.

                 (iii) Neither RS nor any Seller of RS has knowledge that any authority intends to assess any additional Taxes for any period for which Tax
Returns have been filed. There is no dispute or claim concerning any Tax
Liability of any of RS either (A) claimed or raised by any authority in writing or (B) as to which any of Sellers of RS has Knowledge based upon personal contact with any agent of such authority. RS has made available to TeamStaff copies of all federal, state, local, and foreign income Tax Returns filed with respect to RS for taxable periods ended on or after January 1, 2002, and
Schedule 4(k) of the RS Disclosure Schedule indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. RS has delivered to TeamStaff correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by RS since January 1, 2002.

                 (iv) RS has not waived any statute of limitations in respect of
Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                 (v) RS has not filed a consent under Code ss.341(f) concerning collapsible corporations. RS has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G. RS has not been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). RS is not a party to any Tax allocation or sharing agreement. RS (A) is not and has not been, a member of an Affiliated
Group filing a consolidated federal income Tax Return and (B) has no Liability for the Taxes of any Person under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                 (vi) The unpaid Taxes of RS (A) did not, as of the Most Recent
Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and
Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of RS in filing its Tax Returns.

                                       17

             (l) Real Property

                 (i) Section 4(l)(i) of the RS Disclosure Schedule lists and describes briefly all real property leaseholds in which RS has an interest. RS does not own any real property. With respect to each lease or sublease set forth on Section 4(l)(i) of the RS Disclosure Schedule:

                    (A) assuming due authorization, execution and delivery
         thereof by parties other than RS, the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                    (B) assuming due authorization, execution and delivery
         thereof by parties other than RS, the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                    (C) RS is not in breach or default, and no event has
         occurred which to RS' Knowledge, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder and has paid all amounts required to be paid under all leases or subleases;

                    (D) to RS' Knowledge, no other party to such lease or
         sublease is in breach or default, and no event has occurred which to
         RS' Knowledge, with notice or lapse of time, would constitute a breach or default;

                    (E) to RS' Knowledge, no party to the lease or sublease has repudiated any provision thereof;

                    (F) to RS' Knowledge, there are no disputes, oral
         agreements, or forbearance programs in effect as to the lease or sublease;

                    (G) with respect to each sublease, to the Knowledge of RS, the representations and warranties set forth in subsections (A) through
         (E) above are true and correct with respect to the underlying lease;
         and

                    (H) RS has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

             (m) Intellectual Property

                                       18

                 (i) RS owns or has the right to use pursuant to license,
sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted. Each item of Intellectual
Property owned or used by RS immediately prior to the Closing hereunder will be owned or available for use by RS on identical terms and conditions immediately subsequent to the Closing hereunder.

                 (ii) RS has not, to its Knowledge, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual
Property rights of third parties.

                 (iii) Section 4(m)(iii) of the RS Disclosure Schedule
identifies each patent or registration which has been issued to RS with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which RS has made with respect to any of its
Intellectual Property, and identifies each license, agreement, or other permission which RS has granted to any third party with respect to any of its
Intellectual Property (together with any exceptions). RS has delivered to
TeamStaff correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to TeamStaff correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(m)(iii) of the RS Disclosure Schedule also identifies each trade name or unregistered trademark used by RS in connection with its Business.

                 (iv) Section 4(m)(iv) of the RS Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that RS uses pursuant to license, sublicense, agreement, or permission. RS has delivered to
TeamStaff correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each material item of Intellectual Property required to be identified in Section 4(m)(iv) of the RS Disclosure Schedule:

                    (A) to RS' Knowledge, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                    (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                    (C) to RS' Knowledge, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with

                                       19

         notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (D) to RS' Knowledge, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                    (E) with respect to each sublicense, to RS's Knowledge, the representations and warranties set forth in subsections (A) through(D)
         above are true and correct with respect to the underlying license;

             (n) Contracts. Section 4(n) of the Disclosure Schedule lists the following contracts and other agreements to which RS is a party:

                 (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                 (ii) any agreement (or group of related agreements) for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to RS, or involve consideration in excess of $25,000;

                 (iii) any agreement concerning a partnership or joint venture;

                 (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                 (v) any agreement concerning confidentiality or noncompetition;

                 (vi) any agreement with any of the Sellers or any Affiliate of the Sellers;

                 (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                 (viii) any collective bargaining agreement;

                 (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

                                       20

                 (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                 (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Business;

                 (xii) all agreements for the provision of services to Current
Accounts and

                 (xiii) any other agreement (or group of related agreements)
other than for services the performance of which involves consideration in excess of $50,000.

RS has made available to TeamStaff a true and correct copy of all agreements listed in Section 4(n) of the RS Disclosure Schedule; provided, however, that, with respect to the Government Staffing Contracts, all work orders related thereto have been summarized and such summary provided to TeamStaff, which such summary is true and correct in all material respects. With respect to each such agreement, assuming due authorization, execution and delivery thereof by parties to such agreements other than RS: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (C) RS is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (D) to
RS' Knowledge any other party to such agreement is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default; and (E) no party has repudiated any provision of the agreement. Notwithstanding any representations and warranties contained in this
Section 4(n), the Parties agree and acknowledge that any Government Staffing
Contract may be modified and/or terminated at any time by the governmental entity party thereto, with or without reason and with or without prior notice, in accordance with the provisions of such Government Staffing Contract.

             (o) Powers of Attorney There are no outstanding powers of attorney executed on behalf of RS.

             (p) Insurance

         (i) Section 4(p) of the Disclosure Schedule sets forth all insurance policies providing property, casualty, general, liability, directors and officers insurance and workers' compensation coverage and bond and surety arrangements to which RS is a party, a named insured, or otherwise the beneficiary of coverage as of the Closing Date. With respect to each such insurance policy, assuming

                                       21

due authorization, execution and delivery thereof by parties to such policies other than RS: (A) the policy is legal, valid, binding, enforceable, and in full force and effect, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (C) RS is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (D) to RS' Knowledge any other party to such policy is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default; and (E)
no insurance carrier has repudiated any provision thereof. Since January 1,
2001, RS has maintained and been covered by insurance in scope and amount customary and reasonable for its Business, including for workers' compensation.
Schedule 4(p) of the RS Disclosure Schedule describes any self-insurance arrangements affecting RS.

         (ii) RS has continuously maintained in effect since the commencement of its business, without lapse or suspension, insurance policies which have provided its employees with workmen's compensation insurance or similar occupational accident coverage insurance.

         (iii) To RS's Knowledge, all claims of any kind or nature accrued or made by RS's employees or others as of the Closing Date which could have a
Material Adverse Effect upon the financial condition or operations of RS are fully insured under policies of workers' compensation and employee related insurance (except for applicable deductibles) which have been maintained by RS as indicated in Section 4(p) of the RS Disclosure Schedule.

         (iv) RS has never maintained any loss sensitive insurance program, including, without limitation, any retrospectively rated or minimum premium or self-insured insurance programs.

                                       22

             (q) Litigation. Section 4(q) of the RS Disclosure Schedule sets forth each instance in which RS (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to RS's
Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(q) of the RS Disclosure Schedule could result in any Material Adverse Effect on the Business. Neither the Sellers nor
RS have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against RS.

             (r) Employees. RS is a not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To RS's
Knowledge, RS has not committed an unfair labor practice which would have a
Material Adverse Effect on RS. Except as disclosed in the Most Recent Financial
Statements, there are no accrued vacation obligations to employees.

             (s) Employee Benefits. (i) Section 4(s) of the RS Disclosure
Schedules lists each Employee Benefit Plan currently maintained or sponsored by
RS. Except as set forth in Section 4(s) of the Disclosure Schedule, neither RS nor any Affiliate (as defined below for purposes of this Section 4(s) only) has at any time established, maintained, sponsored or made any contributions to any
Multi-Employer Plan. Each of the Employee Benefit Plans providing health benefits has at all times been operated in material compliance with the applicable health care continuation provisions of ERISA, the Code, COBRA and applicable state health care continuation laws. For purposes of this Section
4(s), the term "Affiliate" shall include all persons under common control with
RS within the meaning of Sections 4001(a)(14) or (b)(1) of ERISA or any regulation promulgated thereunder, or Sections 414(b), (c) or (m) of the Code, as amended, or any regulations promulgated thereunder.

             (ii) Neither RS or any member of a Control Group of which is it a member maintains or contributes to any Employee Benefit Plan other than those listed on Section 4(s) of the RS Disclosure Schedule. With respect to each
Employee Benefit Plan, no such plan has incurred any "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA and Section 412(a) of the
Code, whether or not waived, and RS and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Employee Benefit Plan; (ii) each Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under
Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (iii) neither RS nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Employee Benefit Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any
Employee Benefit Plan; (v) at this time, the current value of the assets of each
Employee Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such

                                       23

Employee Benefit Plan and neither RS nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither RS nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Employee
Benefit Plan; (vii) neither RS nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the
Code, and no fact exists which could give rise to any such liability; (viii)
neither RS nor or any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Employee Benefit Plan, has engaged in a "Prohibited
Transaction" nor taken any action which would constitute or result in a
Termination Event with respect to any such Employee Benefit Plan which is subject to ERISA; (ix) RS has made all contributions due and payable with respect to each Employee Benefit Plan; (x) there exists no event described in
Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither RS nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any Employee Benefit
Plan existing for the benefit of persons other than employees or former employees of RS and any member of the Controlled Group; (xii) neither RS nor or any member of the Controlled Group maintains or contributes to any Employee
Benefit Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with
Section 4980B of the Code; (xiii) neither RS nor any member of the Controlled
Group has withdrawn, completely or partially, from any Multiemployer Employee
Benefit Plan so as to incur liability under the Multiemployer Pension Plan
Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Employee Benefit Plan fiduciary (as defined in Section 3(221) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Employee Benefit Plan.

             (t) Guaranties. RS is not a guarantor or otherwise liable for any
Liability or obligation (including indebtedness) of any other Person.

             (u) Environmental, Health, and Safety Matters

         (i) RS has complied, and is in compliance, in all material respects, with, all applicable Environmental, Health, and Safety Requirements.

         (ii) RS has not received any written or oral notice or report regarding any actual or alleged violation of Environmental, Health, and Safety
Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

         (iii) Except as may be implied by the provisions of any applicable workers' compensation statute or regulation for which RS may be liable as a
"co-employer," to RS' Knowledge RS has not either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to
Environmental, Health, and Safety Requirements.

                                       24

         (v) Disclosure The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

     5. Pre-Closing Covenants  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General Each of the Parties will use his or its reasonable best efforts to take all action and to do all things reasonably necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

         (b) Notices and Consents The Sellers will cause RS to give any notices to third parties, and will cause RS to use its best efforts to obtain any third party consents, that TeamStaff may request in connection with the matters referred to in Section 4(c) above.

         (c) Operation of Business The Sellers will not cause or permit RS to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, RS will not (i) other than a dividend payment to be made to the
Sellers prior to Closing, declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or (iii) other than bonus payments to be made to existing employees, make any bonus payments to employees or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above or as contemplated as a condition to
Closing as provided in Section 7 below.

         (d) Preservation of Business The Sellers will use commercially reasonable efforts to keep the Business substantially intact. As of May 25,
2005, the balance due and outstanding on the credit facility of RS with Wachovia
Bank, N.A. ("Wachovia Line") is $2,649,000.

         (e) Full Access RS will permit representatives of TeamStaff to have full access at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of RS, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to RS.

         (f) Notice of Developments Each of the Parties shall give prompt written notice to the other Parties of (i) the occurrence or non-occurrence of any event that would be likely to cause any representation or warranty made by the notifying party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or him hereunder.

         (g) Exclusivity Neither RS nor any of the Sellers will: (i) knowingly solicit, initiate, or encourage the submission of any proposal or offer from any
Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of RS (including any acquisition structured as a merger, consolidation, or share exchange) or (ii)

                                       25

participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing or (iii) sell, transfer or pledge any RS Shares owned by the respective Seller or grant any proxy or enter into any voting agreement with respect thereto. None of the Sellers will vote their RS Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange until this Agreement is terminated in accordance with its terms. RS and the Sellers will promptly notify TeamStaff if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (h) Financing The Parties will cooperate in order to obtain the necessary financing from PNC Bank, National Association for the benefit of
TeamStaff to fund payments to be made by TeamStaff to Sellers in connection with the Closing of the transaction and to operate the Business (the "Financing").
The terms of the Financing related to the subordination and payment terms of the
TeamStaff Note and payment of the Purchase Price must be acceptable to the
Sellers.

         (i) RS Lease Amendments. Prior to Closing, RS shall have obtained written amendments to its existing leases (together the "RS Lease Amendments")
in form and substance acceptable to TeamStaff which shall (i) with respect to the RS premises located at Decatur, Georgia provide for termination of the lease on a date which is twelve (12) months after the Closing Date, with the last 6 months of the term at a lease base rent of 50% of the existing lease and (ii)
with respect to the RS premises located at 533 Plaza Drive, Monroe, Georgia allow for termination, at RS' option, on a date which is two (2) years after the
Closing Date.

     6. Post-Closing Covenants The Parties agree as follows with respect to the period following the Closing.

         (a) General In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledge and agree that from and after the Closing, TeamStaff will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to RS; provided, however, that TeamStaff will allow Sellers to have access to such documents, books, records, agreements and financial data of RS as such Sellers may reasonably request in order to comply with applicable law, including tax laws.

         (b) Litigation Support In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving RS or its Business, each of the other Parties will reasonably cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with

                                       26

the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

         (c) Transition None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of RS from maintaining the same business relationships with RS after the Closing as it maintained with RS prior to the Closing.

     7.   Conditions to Obligation to Close

         (a) Conditions to Obligation of TeamStaff. The obligation of TeamStaff to consummate the transactions to be performed by it in connection with the
Closing is subject to satisfaction of the following conditions:

             (i) the representations and warranties set forth in Section 3(a)
and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

             (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

             (iii) RS shall have procured all of the third party consents specified in Section 5(b) above, if any;

             (iv) no action, suit, or proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A)
prevent the consummation of any of the transactions contemplated by this
Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of TeamStaff to own RS Shares and to control RS, or (D) affect adversely the right of RS to own its assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

             (v) RS shall have delivered to TeamStaff a certificate, in form and substance satisfactory to TeamStaff, to the effect that each of the conditions specified above in Sections 7(a)(i)-(iv) is satisfied in all respects;

             (vi) TeamStaff shall have entered into an employment agreement with
Roger Staggs substantially in the form attached hereto as Exhibit I (the "Staggs
Employment Agreement");

             (vii) TeamStaff shall have entered into an employment agreement with E. Barry Durham substantially in the form attached hereto as Exhibit J (the
"Durham Employment Agreement");

                                       27

             (viii) TeamStaff shall have obtained the Financing, in form and substance and an amount acceptable to it and to Sellers, as more fully set forth in Section 5(h) hereof;

             (ix) TeamStaff shall have received from counsel to RS an opinion substantially in the form attached hereto as Exhibit G;

             (x) TeamStaff shall have received an executed Seller's Release from each Seller, substantially in the form attached hereto as Exhibit C;

             (xi) TeamStaff shall have received all share certificates
representing Sellers' RS Shares, with duly endorsed stock powers;

             (xii) No Seller shall have exercised any appraisal rights under the
Georgia Business Corporation Law;

             (xiii) TeamStaff shall have received a balance sheet, prepared on a preliminary basis, of RS dated as of May 28, 2005, reflecting: (a) stockholders'
equity of at least $1,575,000 and (b) no change in the financial condition of RS since the date of the Most Recent Financial Statements that would have a
Material Adverse Effect upon RS:

             (xiv) TeamStaff shall have received written evidence satisfactory to it that (i) all outstanding loans from RS to the Sellers or their affiliates shall have been repaid in full; (ii) the outstanding loans in the principal amount of approximately $145,000 related to the purchase of vehicles with a value on the Most Recent Financial Statements of $175,000 shall have been repaid in full and title transferred for the vehicles to the Sellers;

             (xv) TeamStaff shall have received the RS Lease Amendments; and

             (xvi) TeamStaff shall have received written evidence satisfactory to it that the outstanding credit facility of RS with Wachovia Bank N.A and all liens and security interests in favor of Wachovia Bank N.A. shall have been terminated in full or will be terminated in full at and upon Closing.

TeamStaff may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Sellers. The obligation of the
Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

             (i) the representations and warranties set forth in Section 3(b)
above shall be true and correct in all material respects at and as of the
Closing Date;

             (ii) TeamStaff shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

             (iii) no action, suit, or proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign

                                       28

jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this
Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

             (iv) TeamStaff shall have delivered to the Sellers a certificate, in form and substance satisfactory to Sellers, to the effect that each of the conditions specified above in Sections 7(b)(i)-(iii) is satisfied in all respects;

             (v) Roger Staggs and TeamStaff shall have entered into the Staggs
Employment Agreement;

             (vi) E. Barry Durham and TeamStaff shall have entered into the
Durham Employment Agreement;

             (vii) TeamStaff shall have executed and delivered to Sellers the
TeamStaff Promissory Note and the TeamStaff Security Agreement, substantially in the forms attached hereto as Exhibits E and F, respectively;

             (viii) TeamStaff shall have delivered certificates to the Sellers for the TeamStaff Common Stock constituting a portion of the Purchase Price.

             (ix) the Sellers shall have received from counsel to TeamStaff an opinion in substantially the form attached hereto as Exhibit H; and

             (x) the terms and conditions of the Financing related to the subordination and payment of the TeamStaff Promissory Note shall be fully acceptable to Sellers as more fully set forth in Section 5(h) hereof.

The Sellers (evidenced by the written consent of all of the Sellers) may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

     8.   Survival and Indemnification

         (a) Survival of Warranties and Indemnification Obligations. Except to
the extent set forth herein to the contrary, each and every representation and warranty and indemnification obligation of any Party hereunder shall survive for a period of two (2) years after the Closing Date. Any claim ("Claim") for
Damages made by a Party in accordance with this Section 8 within the survival period shall survive until finally resolved notwithstanding expiration of the applicable survival period.

         (b) Indemnification by the Sellers. Sellers shall severally but not jointly, indemnify, defend and hold harmless TeamStaff, and shall reimburse
TeamStaff for any Damages for which a claim is made prior to the expiration of the survival period, if any, under Section 8(a), arising from or in connection with (i) any breach of the representations and warranties of the Sellers or RS made in this Agreement or in any document, agreement, instrument or certificate

                                       29

delivered by any Seller or RS at the Closing pursuant to this Agreement, or (ii)
any failure by RS or a Seller to perform or comply with any agreement or covenant in this Agreement, or under any document, agreement, instrument or certificate delivered at the Closing by RS or any Seller pursuant to this
Agreement. Subject to subsection (d) below, with respect to any Claim by
TeamStaff related to any matters set forth on Section 4(q) of the RS Disclosure
Schedule, Sellers explicitly acknowledge that TeamStaff shall have a right to make a Claim for indemnification hereunder in the event that the amount so claimed by TeamStaff for indemnification as Damages exceeds the sum of $45,000, regardless of the scope of the disclosure. Notwithstanding anything contained in this Section 8(b), the indemnification obligations of any Seller under this
Agreement or based upon a matter for which a claim could be made under this
Agreement, except in the case of fraud or Taxes, will not exceed, in the aggregate, the sum of $1,500,000 for each of the Sellers; provided however, in the case of fraud or Claims related to Taxes, the indemnification obligations of any Seller under this Agreement to TeamStaff shall be up to, in the aggregate, the sum of $2,375,000 for each of the Sellers. In any case, any indemnification obligations owed to TeamStaff by either Seller pursuant to this Section 8 will be limited to setoff, by TeamStaff, of any amounts (principal and/or interest)
owed to the Sellers by TeamStaff under the TeamStaff Promissory Note.
Notwithstanding the foregoing, in the event that the amount of the Claim for indemnification by TeamStaff hereunder is related to fraud or Taxes and
TeamStaff is entitled to indemnification hereunder, and the amount of such Claim exceeds the amount of the TeamStaff Promissory Note, then TeamStaff shall have the right to setoff all Earnout Payments otherwise due to the Sellers up to the amount of the Claim.

         (c) Indemnification by TeamStaff. TeamStaff shall indemnify, defend and hold harmless the Sellers and shall reimburse them for any Damages for which a claim is made prior to the expiration of the survival period, if any, under
Section 8(a), arising from or in connection with (i) any breach of the representations and warranties of TeamStaff made in this Agreement or in any document, agreement, instrument or certificate delivered by TeamStaff at the
Closing pursuant to this Agreement, or (ii) any failure by TeamStaff to perform or comply with any agreement or covenant in this Agreement or under any document, agreement, instrument, or certificate delivered at the Closing by
TeamStaff pursuant to this Agreement. Notwithstanding anything contained in this
Section 8(c), the indemnification obligations of TeamStaff under this Agreement or based upon a matter for which a claim could be made under this Agreement, except in the case of fraud, will not exceed, in the aggregate of $3,000,000;
provided, however, in the case of fraud by TeamStaff hereunder, the indemnification obligations of TeamStaff under this Agreement to Sellers shall be, in the aggregate, up to the sum of $4,750,000.

         (d) Limitations on Indemnification Obligations. An indemnified party shall be entitled to indemnification only if the aggregate and collective
Damages for which it otherwise would be entitled under this Agreement exceed
$125,000, in which event it shall be entitled to indemnification of all such
Damages. Notwithstanding the immediately preceding sentence, however, the following will not be subject to such minimum indemnification amount: (i)
breaches by any Party of covenants hereunder; (ii) breaches by Sellers or RS of representations and warranties contained in Sections 3(a)(i), 3(a)(v), 4(a),
4(b) or 4(i) hereof; and (iii) breaches by TeamStaff of representations and warranties contained in Sections (3)(b)(i)-(ii) and 3(b)(iv)-(vi).

                                       30

         (e) Third-Party Claims. After receipt by a Party of notice of any matter for which such Party (an "Indemnified Party") is entitled to or is seeking to assert a right to indemnification under Section 8(b) or 8(c) (a
"Third Party Claim"), the Indemnified Party shall promptly give notice to the party or parties from whom indemnification will be sought (the "Indemnifying
Party") of the commencement thereof, but the failure so to notify the
Indemnifying Party shall not relieve them of any liability they may have to any
Indemnified Party except to the extent of actual prejudice caused by such failure. In case any such Third Party Claim shall be brought against an
Indemnified Party and it shall give notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein at its cost and expense or if acceptable to the Indemnified Party, assume the defense thereof with counsel reasonably satisfactory to such
Indemnified Party; provided, however, that no such participation or assumption of defense will be, or will be deemed to be, an admission or otherwise indicate that such Indemnifying Party is required to indemnify the Indemnified Party for
Damages arising from such Third Party Claim. The Indemnifying Party may not assume the defense if (i) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying
Party and such Indemnified Party shall have been advised in writing by counsel that there are one or more material legal defenses available to the Indemnified
Party which are not available to the Indemnifying Party, or available to the
Indemnifying Party, but the assertion of which would be adverse to the interest of the Indemnified Party, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim. If the Indemnifying Party is allowed to assume the defense, the Indemnifying Party shall not be liable to such Indemnified
Party for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by such
Indemnified Party in connection with the defense thereof, provided that the
Indemnifying Party may only assume control of the defense of such Third Party
Claim if it acknowledges in writing to the Indemnified Party that any damages, fines, costs or Liabilities that may be assessed against the Indemnified Party in connection with the Third Party Claim constitute Damages for which the
Indemnified Party shall be indemnified pursuant to Section 8(b) or 8(c), as the case may be. If an Indemnifying Party assumes the defense of such Third Party
Claim, no compromise or settlement thereof may be effected by the Indemnifying
Party without the Indemnified Party's prior written consent (which consent will not unreasonably be withheld or delayed) unless the settlement provides for a full and unconditional release of the Indemnified Party without payment of any funds by the Indemnified Party or (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying
Party. If notice is given to the Indemnifying Party of the commencement of any
Third Party Claim and it does not, within ten days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the
Indemnified Party. Notwithstanding anything to the contrary herein, each of the
Indemnified Party and the Indemnifying Party shall provide, on at least a quarterly basis, to the other, written summaries of the status of any Third
Party Claims including any litigation, arbitration or mediation proceedings or settlement discussions related thereto.

                                       31

         (f) Payment. In the event that any Indemnified Party determines that it is entitled to an indemnity payment pursuant to this Section 8, the Indemnified
Party shall deliver a written notice to the Indemnifying Party. If the
Indemnifying Party disputes all or any portion of the claim, the Indemnifying
Party must provide written notice of its objection (detailing the objection) to the Indemnified Party within fifteen (15) business days after the receipt of the claim from the Indemnified Party. Failure by the Indemnifying Party to give such notice shall be deemed acknowledgment and agreement by the Indemnifying Party that it is liable for that portion of the claim as to which no objection is made.

         (g) Construction. The Parties intend that each representation, warranty, and covenant herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant, as the case may be.

     9.   Post-Closing Tax Matters; Other Matters; Tag Along Right.

         (a) Cooperation. TeamStaff, RS and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. RS and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to RS relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, such notifying party shall allow the other party to take possession of such books and records.

         (b) Straddle Period. In the case of any taxable period that includes
(but does not end on) the Closing Date, the amount of any income Taxes for the period prior to the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The Sellers shall prepare or cause to be prepared and be responsible for the signing and filing of all Tax Returns for the period ending on the Closing Date.

         (c) Responsibility for Filing Tax Returns. TeamStaff shall prepare or cause to be prepared and filed or cause to be filed all income Tax Returns for
RS which are to be filed for the period commencing on the Closing Date and thereafter and shall allow the Sellers to review such Tax Returns for a period of one year following the Closing Date.

                                       32

         (d) Refunds and Tax Benefits. Any income Tax refunds that are received by TeamStaff or RS, and any amounts credited against income Tax to which
TeamStaff or RS become entitled, that relate to income Tax periods or portions thereof ending on or before the Closing Date and which are related to the
Business for the period ending on the Closing Date shall be for the account of the Sellers, and TeamStaff shall pay over to the Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt thereof or entitlement thereto.

         (e) Workers' Compensation Insurance Program Refunds. In the event that
RS is entitled to receive any refunds from its workers' compensation insurance program with respect to its workers' compensation insurance program for the periods ending in 2003, 2004 and 2005 and payable in 2006, 2007 and 2008 respectively, the Parties hereby agree that the Sellers shall be entitled to the full amount of any such refund payment. Payment shall be made by Team Staff (or
RS) to Sellers within ten (10) days after receipt of any such refund payment and shall be considered additional contingent purchase price by Sellers.

         (f) Delivery of Final Closing Financial Statements. Within 30 days after the Closing Date, the Sellers and RS shall deliver an unaudited balance sheet and statement of stockholders equity as of June 4, 2005 ("Closing
Financial Statements") certified by the Sellers as true and correct in all material respects and prepared in accordance with GAAP, reflecting (i) stock holders' equity of at least $1,575,000 and (ii) no change in the financial condition of RS since the date of the Most Recent Financial Statements that would have a Material Adverse Effect upon RS. In the event that the amount of stockholder's equity is less than or exceeds the sum of $1,575,000, then (A) in the event of a deficiency, the Seller's shall reimburse TeamStaff for the amount of such deficiency and (B) in the event that the amount of stockholder's equity is more than $1,575,000, then TeamStaff shall reimburse the Sellers to the extent of such excess amount. Such payment shall be made by the Sellers or
TeamStaff, as appropriate, within ten (10) days of receipt of the Closing
Financial Statements required hereunder.

         (g) Tag Along Right. During the period commencing on the Closing Date and ending on a date which is one (1) year thereafter, TeamStaff agrees that in the event a person or group (as determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, and the rules promulgated thereunder)
(the "Purchaser"), acquires, in a single transaction or a series of transactions more than 80% of the outstanding shares of Common Stock of TeamStaff
("Qualifying Transaction"), and Kent Smith is no longer the Chief Executive
Officer of TeamStaff (other than termination by the Board of Directors of
TeamStaff for cause in accordance with his employment agreement) following the
Qualifying Transaction, then the Sellers shall have the right, at their option, to require that the Purchaser purchase from the Sellers the shares of TeamStaff
Common Stock then held by them at a per shares purchase price equal to the price paid per share by the Purchaser in the Qualifying Transaction. TeamStaff shall provide written notice ("Tag Along Notice") to the Sellers of the terms of such
Qualifying Transaction at least 20 days prior to the expected closing date of the Qualifying Transaction. Upon written notice to TeamStaff, given within ten
(10) days after receiving such Tag-Along Notice, Sellers will have the right to participate in such Qualifying Purchase on the same terms and conditions as those set forth in the documents governing the Qualifying Purchase and TeamStaff will allow or cause to be allowed such participation. The rights granted under this Section 9(g) shall not apply

                                       33

in the event that the Qualifying Transaction is a public tender offer for the securities of TeamStaff.

     10.  Termination.

         (a) Termination of Agreement. Certain of the Parties may terminate this
Agreement as provided below:

             (i) TeamStaff, RS and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

             (ii) TeamStaff may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, TeamStaff has notified such
Seller in writing of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before June 15, 2005, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from TeamStaff itself breaching any representation, warranty, or covenant contained in this Agreement); and

             (iii) the Sellers may terminate this Agreement by giving written notice to TeamStaff at any time prior to the Closing (A) in the event TeamStaff has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified
TeamStaff in writing of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before June 15, 2005, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If this Agreement is terminated as provided herein, no Party (nor any stockholder, director, officer, employee, agent, consultant or representative of such Party) shall have any liability to any other party; provided, however, that if such termination is the result of a
Party (the "Breaching Party") (i) failing to use its reasonable best efforts to fulfill a condition to the performance of the obligations of another Party, (ii)
failing to perform in all material respects a covenant made by such Breaching
Party herein or other obligation of such Breaching Party herein, (iii)
materially breaching any representation or warranty made by such Breaching Party herein, or (iv) refusing to close notwithstanding the conditions precedent to such Party's obligation to close have been fulfilled, then such termination shall be without prejudice to the rights of any party hereto arising out of such failure or breach and such Breaching Party will pay all reasonable costs and expenses (including reasonable attorneys' fees) of the other Parties hereto incurred by such parties in connection with this Agreement.

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     11.  Dispute Resolution.

         (a) If any dispute arises under this Agreement, the Parties shall seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations. If the Parties are unable to resolve such dispute between them within twenty (20) business days after notice of such dispute is given by a Party to the other Party or Parties (or such period as the Parties shall otherwise agree) through these face-to-face negotiations, then the Parties shall seek to resolve any such dispute between them through non-binding mediation within twenty (20) business days following the termination of the Parties' face-to-face negotiations (or such period and place as the Parties shall otherwise agree). If the Parties are unable to resolve such dispute through mediation, any such dispute shall be resolved by private binding arbitration in accordance with Subsection (b) below.

         (b) If the Parties are unable to resolve such dispute through mediation, any such dispute shall be resolved by private binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration
Association (the "Association") in effect on the date that the demand for arbitration is given. The arbitration proceeding will take place in Atlanta,
Georgia. If the parties are unable to agree on the identity of a single arbitrator within ten (10) business days of notice of a demand for arbitration provided by one party to the other hereunder, then the Association arbitrator selection rules shall apply; provided, however, that any arbitrator selected under the selection rules shall also be a member in good standing of the bar in any of the United States with experience in corporate law and acquisitions. Any demand for arbitration shall include detail sufficient to establish the nature of the dispute (including the claims asserted and the material issues with respect thereto) and shall be delivered to the other Party concurrent with delivery to the Association. Discovery from the other Party shall be limited to requests for production of documents and to depositions. No additional formal discovery from the other Party (e.g., interrogatories or requests for admissions) shall be permitted except by mutual consent or as approved by the arbitrator for good cause shown. The arbitrator's decision shall be in writing, and shall describe in detail the legal reasoning adopted by the arbitrator in support of the decision. In rendering a decision, the arbitrator shall follow the law of the United States of America and of the jurisdiction set forth in
Section 12(h) hereof, and shall not use equitable or other principles which would permit the arbitrator to ignore this Agreement or the law. The arbitrator's decision shall be final and binding on the parties, provided, however, that errors of law may be appealed to a court of competent jurisdiction for review. Any award by the arbitrator shall be subject to all dollar and other limitations set forth in this Agreement. The arbitrator shall have no authority to award treble, exemplary, or punitive damages of any type under any circumstances. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any Party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action. Nothing in this Section shall limit the right of any Party to obtain from a court equitable relief, before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement, or in lieu of such proceeding. The reasonable costs, fees and expenses (including attorneys' fees) of all Parties related to any arbitrated dispute hereunder will be paid by the Party who is determined by the arbitrator, in his or her sole discretion, to be the non-prevailing party in such dispute.

                                       35

     12.  Miscellaneous

         (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of
TeamStaff and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

         (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of TeamStaff and the Sellers; provided, however, that TeamStaff may (i)
assign any or all of its rights and interests hereunder to one or more of its
Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases TeamStaff nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be sent by (i) registered or certified mail, return receipt requested, postage prepaid, or (ii) by overnight courier service, or (iii) by facsimile if followed by delivery is also made by either
(i) or (ii) above, in any case addressed to the recipient as set forth below:

                                       36

         If to RS or Sellers:                    Copy to:

         RS Staffing Services, Inc.              Elizabeth H. Purcell, Esq.
         533 Plaza Drive Road                    Frank X. Moore & Associates
         Monroe, GA  30655                       3343 Peachtree Road, Suite 1100
         Attn:  Roger Staggs                     Atlanta, GA  30326

         E. Barry Durham
         525 High Cashes Valley Road
         Cherry Log, GA 30052

         If to TeamStaff:                         Copy to:

         TeamStaff, Inc.                          Brian C. Daughney, Esq.
         300 Atrium Drive                         Goldstein & DiGioia LLP
         Somerset NJ 08873                        45 Broadway -11th Floor
         Attn: Kent Smith, CEO                    New York, New York 10006

All correspondence sent as above shall be deemed duly given when delivered to the intended recipient in accordance with the foregoing. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New
York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         (i) Amendments and Waivers. No amendment of any provision of this
Agreement shall be valid unless the same shall be in writing and signed by
TeamStaff and the requisite Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Except as set forth herein, each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The
Sellers shall bear the costs of all legal and accounting services provided to them in connection with this Agreement and the transactions contemplated herein and RS shall not have any liability in connection therewith.

                                       37

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits,
Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this
Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the
Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

TEAMSTAFF, INC.

By:
      ------------------------
Name:
Title:

RS STAFFING SERVICES, INC.                           THE SELLERS

                                                     -----------------------
                                                     ROGER STAGGS
By:
      ------------------------
Name:
Title:                                               _______________________
                                                     E. BARRY DURHAM

                                       38